Exhibit 99.1

949 South Coast Drive, Third Floor
Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE	Member FDIC

For more information contact	Equal Housing Lender
Curt Christianssen, CFO, 714-438-2500	Robert Sjogren, Chief Operating Officer, 714-438-2500
Pacific Mercantile Bancorp Reports Fourth Quarter and Fiscal 2015 Operating Results
Fourth Quarter Highlights

•	Net income of $12.1 million, or $0.53 per share

•	Tax benefit of $11.6 million attributable to the reversal of the valuation allowance associated with the Company's deferred tax asset

•	Total commercial loan commitments of $51.4 million and loan fundings of $34.8 million

•	Total loans outstanding increased at an annualized rate of 16%

•	Net recoveries resulted in no provision for loan and lease losses

•	Tangible book value increases to $5.87 per share

COSTA MESA, Calif., February 1, 2016 (Globenewswire) - Pacific Mercantile Bancorp (NASDAQ: PMBC), the holding company of Pacific Mercantile Bank (the “Bank”), a wholly owned banking subsidiary, and PM Asset Resolution, Inc. ("PMAR"), a wholly owned non-bank subsidiary, today reported its financial results for the three months and year ended December 31, 2015.
For the fourth quarter of 2015, the Company reported net income of $12.1 million, or $0.53 per share. This compares with net income of $321 thousand, or $0.02 per share, in the third quarter of 2015, and net income of $287 thousand, or $0.01 per share, in the fourth quarter of 2014. The increase in earnings as compared to the third quarter of 2015 is primarily attributable to the reversal of the valuation allowance associated with the Company's deferred tax asset during the fourth quarter of 2015.
Commenting on the results, Tom Vertin, President & CEO of Pacific Mercantile Bancorp, said, “We finished 2015 with our strongest loan growth of the year, increasing our total loan portfolio at an annualized rate of 16%. We continue to have success in attracting new middle-market commercial customers to the Bank, which helped drive annualized growth of 32% in our commercial loan portfolio in the fourth quarter. Importantly, our continued profitability and the positive outlook for the Company led to the reversal of the valuation allowance held against our deferred tax asset, which resulted in a strong increase in our book value per share.
“As we begin 2016, we are furthering our efforts to strengthen our commercial banking platform. Following our transition to a commercial banking model, it has become clear that our current client base is well served through our treasury management tools and rarely makes use of full-service branches. We are exploring opportunities to reduce the size of certain branches and redeploy the cost savings to expand our business development team. As we add more relationship managers, we believe we can better penetrate our core markets and accelerate the growth of our commercial customer base.
“We had a strong finish to 2015 that we believe will carry through to further improvement in our financial results in 2016. We anticipate positive trends in our key metrics during 2016 including double-digit loan growth, an expanding net interest margin, higher non-interest income, and an improved efficiency ratio. We believe the combination of these positive trends will result in a higher level of profitability going forward,” said Mr. Vertin.

Results of Operations
The following table shows our operating results for the three months and year ended December 31, 2015, as compared to the three months ended September 30, 2015 and the three months and year ended December 31, 2014. The discussion below highlights the key factors contributing to the changes shown on the following table.

	Three Months Ended			Year Ended December 31,
	December 31, 2015	September 30, 2015	December 31, 2014	2015	2014
	($ in thousands)
Total interest income	$9,858	$9,653	$10,205	$38,797	$38,290
Total interest expense	1,280	1,342	1,524	5,269	5,829
Net interest income	8,578	8,311	8,681	33,528	32,461
Provision for loan and lease losses	—	—	—	—	1,500
Total noninterest income	626	562	1,391	2,686	4,370
Total noninterest expense	8,689	8,552	9,735	35,324	36,808
Income tax benefit	(11,551)	—	(608)	(11,551)	(608)
Net income (loss) from continuing operations	12,066	321	945	12,441	(869)
Net (loss) income from discontinued operations	—	—	(658)	—	1,226
Net income	$12,066	$321	$287	$12,441	$357
Net Interest Income
Q4 2015 vs Q3 2015. Net interest income increased $267 thousand, or 3.2%, for the three months ended December 31, 2015 as compared to the three months ended September 30, 2015 primarily as a result of:

•
An increase in interest income of $205 thousand, or 2.1%, primarily attributable to an increase in interest earned on loans as a result of a higher average loan balance and yield for the three months ended December 31, 2015 as compared to the three months ended September 30, 2015 ; and

•
A decrease in interest expense of $62 thousand, or 4.6%, resulting from a decrease in the cost of our other borrowings for the three months ended December 31, 2015 as compared to the three months ended September 30, 2015 due to our decision to decrease our Federal Home Loan Bank (“FHLB”) borrowings.

Our net interest margin increased to 3.23% for the three months ended December 31, 2015 from 3.18% for the three months ended September 30, 2015, primarily attributable to the reasons described above.
Q4 2015 vs Q4 2014. Net interest income decreased $103 thousand, or 1.2%, for the three months ended December 31, 2015 as compared to the three months ended December 31, 2014 primarily as a result of:

•
A decrease in interest income of $347 thousand, or 3.4%, primarily attributable to a decrease in the interest earned on loans as a result of a lower average yield for the three months ended December 31, 2015 as compared to the three months ended December 31, 2014; partially offset by

•
A decrease in interest expense of $244 thousand, or 16.0%, as a result of a decrease in the volume of certificates of deposit in the three months ended December 31, 2015 as compared to the three months ended December 31, 2014 and a decrease in the cost of our other borrowings as a result of our decision to decrease our FHLB borrowings over the same period, partially offset by an increase in the volume and rates of interest paid on our savings and money market accounts.

YTD 2015 vs YTD 2014. Net interest income increased $1.1 million, or 3.3%, for the year ended December 31, 2015 as compared to the year ended December 31, 2014, primarily as a result of:

•
An increase in interest income of $507 thousand, or 1.3%, attributable to an increase in interest earned on loans as a result of a higher average loan balance during the year ended December 31, 2015 as compared to the year ended December 31, 2014 and an increase in our yield on securities available-for-sale and stock over the same period; and

•
A decrease in interest expense of $560 thousand, or 9.6%, as a result of a decrease in the volume of certificates of deposit in the year ended December 31, 2015 as compared to the year ended December 31, 2014 and a decrease in the cost of our other borrowings as a result of our decision to decrease our FHLB borrowings over the same period, partially offset by an increase in the volume and rates of interest paid on our savings and money market accounts.

Provision for Loan and Lease Losses
Q4 2015 vs Q3 2015. There was no provision for loan and lease losses recorded for the three months ended December 31, 2015 or the three months ended September 30, 2015 due to the relatively stable level of loans, along with general improvement in asset quality.
For the three months ended December 31, 2015, we had net recoveries of $437 thousand. For the three months ended September 30, 2015, we had net charge-offs of $64 thousand.
Q4 2015 vs Q4 2014. There was no provision for loan and lease losses recorded for the three months ended December 31, 2015 or the three months ended December 31, 2014. There was no provision in the fourth quarter of 2015 due to net recoveries of $437 thousand and lower historical loss rates which more than offset the growth in the loan portfolio. There was no provision in the fourth quarter of 2014 as a result of significant loan recoveries during the three months ended December 31, 2014 that adequately compensated for the growth in our loan portfolio and kept the reserve at a level consistent with nominally improved asset quality.
YTD 2015 vs YTD 2014. The provision for loan and lease losses decreased $1.5 million for the year ended December 31, 2015 as compared to the year ended December 31, 2014, primarily as a result of improving asset quality evidenced by lower levels of classified loans and generally positive asset quality trends which more than offset the portfolio growth.
Noninterest Income
Q4 2015 vs Q3 2015. Noninterest income increased $64 thousand, or 11.4%, for the three months ended December 31, 2015 as compared to the three months ended September 30, 2015, primarily as a result of an increase in loan servicing and referral fees and credit card fees.
Q4 2015 vs Q4 2014. Noninterest income decreased by $765 thousand for the three months ended December 31, 2015 as compared to the three months ended December 31, 2014, primarily as a result of a $657 thousand decrease in net gain on sale of small business administration (“SBA”) loans, partially offset by an increase in loan servicing and referral fees.
YTD 2015 vs YTD 2014. Noninterest income decreased $1.7 million, or 38.5%, for the year ended December 31, 2015 as compared to the year ended December 31, 2014, primarily as a result of:

•	A decrease of $2.1 million in net gain on sale of SBA loans for the year ended December 31, 2015 as compared to the same period in 2014; partially offset by

•	A $200 thousand recovery during the year ended December 31, 2015 on a charged off loan in excess of the amount previously charged off against the allowance for loan and lease losses (“ALLL”); and

•	An increase in loan servicing and referral fees during the year ended December 31, 2015 as compared to the same period in 2014.
Noninterest Expense
Q4 2015 vs Q3 2015. Noninterest expense increased $137 thousand, or 1.6%, for the three months ended December 31, 2015 as compared to the three months ended September 30, 2015, primarily as a result of:

•
An increase of $69 thousand in the carrying costs and other costs associated with real properties acquired by or in lieu of loan foreclosures (commonly referred to as other real estate owned or “OREO”) during the three months ended December 31, 2015 as compared to the same period in 2014;

•	An increase of $66 thousand in professional fees primarily attributable to the recapture of fees related to a legal settlement during the third quarter of 2015;

•
An increase of $14 thousand in salaries and employee benefits primarily related to increases in hiring expenses and severance expenses in the fourth quarter of 2015 as compared to the third quarter of 2015, partially offset by a decrease in our deferred loan costs and share-based compensation expense; and

•	An increase in various expense accounts related to the normal course of operating including expenses related to advertising; partially offset by

•	A decrease of $99 thousand in our FDIC insurance expense as a result of a decrease in our expense rate.

Q4 2015 vs Q4 2014. Noninterest expense decreased $1.0 million, or 10.7%, for the three months ended December 31, 2015 as compared to the three months ended December 31, 2014, primarily as a result of:

•
A decrease of $660 thousand in salaries and employee benefits primarily related to a decrease in our personnel expense as a result of decreases in commissions paid to our SBA group in the fourth quarter of 2014 and a catch-up in our bonus expense during the same period of 2014;

•	A decrease of $117 thousand in our FDIC insurance expense as a result of a decrease in our insurance premium rate;

•	A decrease of $165 thousand in OREO during the three months ended December 31, 2015 as compared to the same period in 2014; partially offset by

•
An increase in various expense accounts related to the normal course of operating, including expenses related to an increase in the square footage of our leased premises, the implementation of our mobile banking platform and the roll out of our new credit card platform.

YTD 2015 vs YTD 2014. Noninterest expense decreased $1.5 million, or 4.0%, for the year ended December 31, 2015 as compared to the year ended December 31, 2014, primarily as a result of:

•	A decrease of $1.6 million in OREO as a result of lower carrying costs and other expenses related to OREO during the year ended December 31, 2015 as compared to the same period in 2014;

•
A decrease of $569 thousand in salaries and employee benefits primarily related to decreases in our workmen's compensation premium, employment agency fees, and consulting fees and forfeitures in our 401(k) plan; partially offset by

•
An increase in various expense accounts related to the normal course of operating, including expenses related to an increase in the square footage of our leased premises, the implementation of our mobile banking platform and the roll out of our new credit card platform.

Income tax provision (benefit)
For the three months ended December 31, 2015, we had an $11.6 million income tax benefit as a result of the reversal of the valuation allowance against the Company's deferred tax asset. During the fourth quarter of 2015, management evaluated the positive and negative evidence and determined that there was enough positive evidence to support the full realization of the deferred tax asset and that no valuation allowance was needed. For the three months ended September 30, 2015, we recorded no income tax provision or benefit. We recorded no income tax provision for the third quarter of 2015 as a result of positive and negative evidence that management evaluated. Based on the analysis performed, management chose not to release any portion of the $10.8 million valuation allowance as of September 30, 2015. We had a $608 thousand income tax benefit for the three months ended December 31, 2014 as a result of an intraperiod tax allocation where the benefit of the income tax provision that was recorded in discontinued operations and other comprehensive income created a tax benefit in continuing operations. On a net basis, we recorded no income tax provision for the fourth quarter of 2014 as a result of positive and negative evidence that management evaluated. Based on the analysis performed, management chose not to release any portion of the $12.1 million valuation allowance as of December 31, 2014.
For the year ended December 31, 2015, we had an $11.6 million income tax benefit as a result of the reversal of the valuation allowance against the Company's deferred tax asset. Management evaluated the positive and negative evidence and determined that there was enough positive evidence to support the full realization of the deferred tax asset and that no valuation allowance was needed. We had a $608 thousand income tax benefit for the year ended December 31, 2014 as a result of an intraperiod tax allocation where the benefit of the income tax provision that was recorded in discontinued operations and other comprehensive income created a tax benefit in continuing operations. On a net basis, we recorded no income tax provision for the year ended December 31, 2014 as a result of positive and negative evidence that management evaluated. Based on the analysis performed, management chose not to release any portion of the $12.1 million valuation allowance as of December 31, 2014.
Discontinued operations
For the three months ended December 31, 2015 and September 30, 2015, we had no income or loss related to our discontinued operations, as compared to a loss from discontinued operations of $658 thousand for the three months ended December 31, 2014 that was a result of the final wind down of the mortgage business in 2014. The loss from discontinued operations for the three months ended December 31, 2014 was primarily attributable to the income tax provision allocated to discontinued operations for the year partially offset by the recapture of a portion of our expenses related to the mortgage business.
For the year ended December 31, 2015, we had no income or loss related to our discontinued operations, as compared to income from discontinued operations of $1.2 million for the year ended December 31, 2014 that was a result of the final wind down of the mortgage business in 2014. The income from discontinued operations for the year ended December 31, 2014 was primarily attributable to the gain on the sale of the mortgage servicing rights in connection with the closure of our mortgage banking business, and the partial reversal of our repurchase reserve as a result of our sale of the mortgage servicing rights partially offset by our income tax provision of $711 thousand.
Balance Sheet Information
Loans
As indicated in the table below, at December 31, 2015 gross loans totaled approximately $861.7 million, which represented an increase of $33.1 million, or 4.0%, from gross loans outstanding at September 30, 2015, and an increase of $23.7 million, or 2.8%, from gross loans outstanding at December 31, 2014. The following table sets forth the composition, by loan category, of our loan portfolio at December 31, 2015, September 30, 2015 and December 31, 2014.

	December 31, 2015		September 30, 2015		December 31, 2014
	Amount	Percent of Total Loans	Amount	Percent of Total Loans	Amount	Percent of Total Loans
	($ in thousands)
Commercial loans	$347,300	40.3%	$321,696	38.8%	$301,746	36.0%
Commercial real estate loans - owner occupied	195,554	22.7%	197,671	23.9%	212,515	25.4%
Commercial real estate loans - all other	146,641	17.0%	137,108	16.5%	146,676	17.5%
Residential mortgage loans - multi-family	81,487	9.5%	84,295	10.2%	95,276	11.4%
Residential mortgage loans - single family	52,072	6.0%	57,620	7.0%	64,326	7.7%
Land development loans	10,001	1.2%	6,908	0.8%	7,745	0.9%
Consumer loans	28,663	3.3%	23,313	2.8%	9,687	1.2%
Gross loans	$861,718	100.0%	$828,611	100.0%	$837,971	100.0%
Deposits

	December 31, 2015	September 30, 2015	December 31, 2014
Type of Deposit	($ in thousands)
Noninterest-bearing checking accounts	$249,676	$262,508	$237,491
Interest-bearing checking accounts	51,210	40,056	39,123
Money market and savings deposits	312,628	326,226	278,973
Certificates of deposit	280,326	298,522	360,722
Totals	$893,840	$927,312	$916,309
The decrease in our total deposits from September 30, 2015 to December 31, 2015 is primarily attributable to a decrease of $13.6 million in money market and savings deposits and a decrease in our certificates of deposit of $18.2 million. The decrease in our money market and savings deposits is primarily the result of timing and seasonality. The decrease in certificates of deposit from September 30, 2015 to December 31, 2015 was primarily the result of our decision to decrease our reliance on certificates of deposit as a result of our excess liquidity. Due primarily to that decision and the resulting decrease in certificates of deposit, lower priced core deposits increased to 69%, and higher priced time deposits decreased to 31%, of total deposits at December 31, 2015, as compared to 68% and 32% of total deposits, respectively, at September 30, 2015.
The decrease in our total deposits from December 31, 2014 to December 31, 2015 is primarily attributable to a decrease of $80.4 million in our certificates of deposit, partially offset by an increase of $24.3 million in demand deposits and an increase of $33.7 million in money market and savings deposits. The increase in our demand deposits is primarily attributable to the development and implementation of new products. The decrease in certificates of deposit from December 31, 2014 to December 31, 2015 was primarily the result of our decision to increase our core deposit base, which included the transition of a portion of our certificates of deposit customers to savings account customers. Due primarily to that decision and the resulting decrease in certificates of deposit, lower priced core deposits increased to 69%, and higher priced time deposits decreased to 31%, of total deposits at December 31, 2015, as compared to 61% and 39% of total deposits, respectively, at December 31, 2014.

Asset Quality
Nonperforming Assets

	2015				2014
	December 31	September 30	June 30	March 31	December 31
	($ in thousands)
Total non-performing loans	$25,133	$19,226	$21,784	$22,403	$24,053
Other real estate owned	650	1,872	1,872	1,872	1,592
Other non-performing assets	—	—	—	—	—
Total non-performing assets	$25,783	$21,098	$23,656	$24,275	$25,645
90-day past due loans	$16,923	$15,137	$14,580	$733	$2,766
Total classified assets	$32,930	$32,429	$35,452	$36,950	$36,950
Allowance for loan and lease losses	$12,716	$12,279	$12,343	$12,639	$13,833
Allowance for loan and lease losses /gross loans (excluding loans held for sale)	1.48%	1.48%	1.48%	1.50%	1.65%
Allowance for loan and lease losses /total assets	1.20%	1.13%	1.18%	1.19%	1.26%
Ratio of allowance for loan and lease losses to nonperforming loans	50.59%	63.87%	56.66%	56.42%	57.51%
Ratio of nonperforming assets to total assets	2.43%	1.95%	2.26%	2.29%	2.33%
Net quarterly (recoveries) charge-offs to gross loans	(0.05)%	0.01%	0.04%	0.14%	(0.08)%
Nonperforming assets at December 31, 2015 increased $4.7 million from September 30, 2015 as a result of an increase in non-performing loans in the fourth quarter of 2015 partially offset by a decrease in our OREO during the same period. The increase in our non-performing loans resulted primarily from the deterioration of two legacy loans that are both well collateralized. These loans have been renegotiated and are operating under forbearance agreements with terms requiring full repayment of principal and interest by the end of the second quarter of 2016. The decrease in our OREO balance from September 30, 2015 related to the sale of a portion of our OREO property which resulted in a gain of $44 thousand, as well as the write down of a portion of our OREO portfolio during the fourth quarter of 2015. As of December 31, 2015, 100% of the OREO balance was held at PMAR.
Allowance for loan and lease losses

	2015				2014
	December 31	September 30	June 30	March 31	December 31
	($ in thousands)
Balance at beginning of quarter	$12,279	$12,343	$12,639	$13,833	$13,170
Charge offs	—	(574)	(881)	(1,472)	(248)
Recoveries	437	510	585	278	911
Provision	—	—	—	—	—
Balance at end of quarter	$12,716	$12,279	$12,343	$12,639	$13,833
At December 31, 2015, the ALLL totaled $12.7 million, which was approximately $437 thousand more than at September 30, 2015 and $1.1 million less than at December 31, 2014. The ALLL activity during the three months ended December 31, 2015 included net recoveries of $437 thousand. There was no provision for loan and lease losses as loan recoveries offset our loan growth during the period and, with the exception of the two previously identified legacy loan relationships noted above, asset quality continued to improve. The ratio of the ALLL-to-total loans outstanding as of December 31, 2015 was 1.48% as compared to 1.48% and 1.65% as of September 30, 2015 and December 31, 2014, respectively.
Capital Resources
At December 31, 2015, we had total regulatory capital on a consolidated basis of approximately $154.9 million, and the Bank had total regulatory capital of approximately $136.5 million. The ratio of the Bank’s total capital-to-risk weighted assets, which is the principal federal bank regulatory measure of the financial strength of banking institutions, was 15.0% and, as a result, the Bank continued to be classified, under federal bank regulatory guidelines, as a “well-capitalized” banking institution, which is the highest of the capital standards established by federal banking regulatory authorities.

The following table sets forth the regulatory capital and capital ratios of the Company (on a consolidated basis) and the Bank (on a stand-alone basis) at December 31, 2015, as compared to the regulatory requirements that must be met for a banking institution to be rated as a well-capitalized institution. The following ratios are based on the Basel III capital rules that went into effect on January 1, 2015.

	Actual At December 31, 2015		Federal Regulatory Requirement to be Rated Well-Capitalized
	Amount	Ratio	Amount	Ratio
	($ in thousands)
Total Capital to Risk Weighted Assets:
Company	$154,884	16.8%	N/A	N/A
Bank	136,457	15.0%	$90,841	At least 10.0
Common Equity Tier 1 Capital to Risk Weighted Assets:
Company	$131,188	14.2%	N/A	N/A
Bank	125,018	13.8%	$59,046	At least 6.5
Tier 1 Capital to Risk Weighted Assets:
Company	$143,260	15.5%	N/A	N/A
Bank	125,018	13.8%	$72,672	At least 8.0
Tier 1 Capital to Average Assets:
Company	$143,260	13.3%	N/A	N/A
Bank	125,018	11.8%	$52,899	At least 5.0
About Pacific Mercantile Bancorp
Pacific Mercantile Bancorp is the parent holding company of Pacific Mercantile Bank, which opened for business March 1, 1999. The Bank, which is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System, provides a wide range of commercial banking services to businesses, business professionals and individual clients through its combination of traditional banking financial centers and comprehensive, sophisticated electronic banking services.
The Bank, headquartered in Orange County, operates a total of nine offices in Southern California, located in Orange, Los Angeles, San Diego, and San Bernardino counties. In addition, the Bank offers comprehensive online banking services accessible at www.pmbank.com.  Pacific Mercantile Bancorp (NASDAQ: PMBC) is the parent holding company of Pacific Mercantile Bank.

Forward-Looking Information
This news release contains statements regarding our expectations, beliefs and views about our future financial performance and our business, trends and expectations regarding the markets in which we operate, and our future plans. Those statements, which include the quotation from management, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, can be identified by the fact that they do not relate strictly to historical or current facts. Often, they include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”. Forward-looking statements are based on current information available to us and our assumptions about future events over which we do not have control. Moreover, our business and our markets are subject to a number of risks and uncertainties which could cause our actual financial performance in the future, and the future performance of our markets (which can affect both our financial performance and the market prices of our shares), to differ, possibly materially, from our expectations as set forth in the forward-looking statements contained in this news release.
In addition to the risk of incurring loan losses, which is an inherent risk of the banking business, these risks and uncertainties include, but are not limited to, the following: the risk that the economic recovery in the United States, which is still relatively fragile, will be adversely affected by domestic or international economic conditions, which could cause us to incur additional loan losses and adversely affect our results of operations in the future; the risk that our interest margins and, therefore, our net interest income will be adversely affected by changes in prevailing interest rates; the risk that we will not succeed in further reducing our remaining nonperforming assets, in which event we would face the prospect of further loan charge-offs and write-downs of other real estate owned and would continue to incur expenses associated with the management and disposition of those assets; the risk that we will not be able to manage our interest rate risks effectively, in which event our operating results could be harmed; the prospect that government regulation of banking and other financial services organizations will increase, causing our costs of doing business to increase and restricting our ability to take advantage of business and growth opportunities; the risk that our efforts to develop a robust commercial banking platform may not succeed; and the risk that we may be unable to realize our expected level of increasing deposit inflows. Additional information regarding these and other risks and uncertainties to which our business is subject are contained in our Annual Report on Form 10-K for the year ended December 31, 2014, which is on file with the Securities and Exchange Commission (“SEC”) and in our Quarterly Reports on Form 10-Q that we filed with the SEC during 2015. Additional information will be set forth in our Annual Report on Form 10-K for the year ended December 31, 2015 that we intend to file with the SEC during the first quarter of 2016, and readers of this report are urged to review the additional information that will be contained in that report.
Due to these and other risks and uncertainties to which our business is subject, you are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of its date, or to make predictions about our future financial performance based solely on our historical financial performance. We disclaim any obligation to update or revise any of the forward-looking statements as a result of new information, future events or otherwise, except as may be required by law.

CONSOLIDATED STATEMENTS OF INCOME
(Dollars and numbers of shares in thousands, except per share data)
(Unaudited)

	Three Months Ended					Year Ended
	December 31, 2015	September 30, 2015	December 31, 2014	Dec '15 vs Sept '15 % Change	Dec '15 vs Dec '14 % Change	December 31, 2015	December 31, 2014	% Change
Total interest income	$9,858	$9,653	$10,205	2.1%	(3.4)%	$38,797	$38,290	1.3%
Total interest expense	1,280	1,342	1,524	(4.6)%	(16.0)%	5,269	5,829	(9.6)%
Net interest income	8,578	8,311	8,681	3.2%	(1.2)%	33,528	32,461	3.3%
Provision for loan and lease losses	—	—	—	—%	—%	—	1,500	(100.0)%
Net interest income after provision for loan losses	8,578	8,311	8,681	3.2%	(1.2)%	33,528	30,961	8.3%
Non-interest income:
Service fees on deposits and other banking services	242	230	263	5.2%	(8.0)%	918	896	2.5%
Net gain on sale of small business administration loans	—	—	657	—%	(100.0)%	—	2,074	(100.0)%
Other non-interest income	384	332	471	15.7%	(18.5)%	1,768	1,400	26.3%
Total non-interest income	626	562	1,391	11.4%	(55.0)%	2,686	4,370	(38.5)%
Non-interest expense:
Salaries & employee benefits	5,343	5,329	6,003	0.3%	(11.0)%	22,002	22,571	(2.5)%
Occupancy and equipment	1,149	1,138	1,066	1.0%	7.8%	4,523	4,040	12.0%
Professional Fees	604	538	757	12.3%	(20.2)%	2,514	2,434	3.3%
OREO expenses	137	68	302	101.5%	(54.6)%	365	1,962	(81.4)%
FDIC Expense	230	329	347	(30.1)%	(33.7)%	1,250	1,336	(6.4)%
Other non-interest expense	1,226	1,150	1,260	6.6%	(2.7)%	4,670	4,465	4.6%
Total non-interest expense	8,689	8,552	9,735	1.6%	(10.7)%	35,324	36,808	(4.0)%
Income (loss) from continuing operations before income taxes	515	321	337	60.4%	52.8%	890	(1,477)	(160.3)%
Income tax (benefit) expense	(11,551)	—	(608)	(100.0)%	—%	(11,551)	(608)	1,799.8%
Net income (loss) from continuing operations	12,066	321	945	3,658.9%	1,176.8%	12,441	(869)	(1,531.6)%
Discontinued Operations
Income from discontinued operations before income taxes	—	—	53	—%	(100.0)%	—	1,937	(100.0)%
Income tax benefit	—	—	711	—%	—%	—	711	—%
Net (loss) income from discontinued operations	—	—	(658)	—%	(100.0)%	—	1,226	(100.0)%
Net income	12,066	321	287	3,658.9%	4,104.2%	12,441	357	3,384.9%
Accumulated declared dividends on preferred stock	—	—	—	—%	—%	—	(547)	(100.0)%
Accumulated undeclared dividends on preferred stock	—	—	(251)	—%	(100.0)%	—	(616)	(100.0)%
Dividends on preferred stock	—	(309)	—	(100.0)%	—%	(927)	—	100.0%
Inducements for conversion of the preferred stock	—	(512)	—	(100.0)%	—%	(512)	—	100.0%
Net income (loss) allocable to common shareholders	$12,066	$(500)	$36	(2,513.2)%	33,416.7%	$11,002	$(806)	(1,465.0)%
Basic income (loss) per common share:
Net income (loss) from continuing operations	$0.53	$(0.03)	$0.04	(1,866.7)%	1,225.0%	$0.54	$(0.11)	(590.9)%
Net income (loss) available to common shareholders	$0.53	$(0.03)	$0.01	(1,866.7)%	5,200.0%	$0.54	$(0.04)	(1,450.0)%
Diluted income (loss) per common share:
Net income (loss) from continuing operations	$0.53	$(0.03)	$0.04	(1,866.7)%	1,225.0%	$0.53	$(0.11)	(581.8)%
Net income (loss) available to common shareholders	$0.53	$(0.03)	$0.01	(1,866.7)%	5,200.0%	$0.53	$(0.04)	(1,425.0)%
Weighted average number of common shares outstanding:
Basic	22,824	19,824	19,439	15.1%	17.4%	20,517	19,231	6.7%
Diluted	22,973	19,824	19,439	15.9%	18.2%	20,675	19,231	7.5%
Ratios from continuing operations(1):
Return on average assets	4.44%	0.12%	0.35%			1.17%	(0.08)%
Return on average equity	39.04%	1.05%	3.15%			10.23%	(0.74)%
Efficiency ratio	94.40%	96.38%	96.65%			97.54%	99.94%
____________________

(1)	Ratios and net interest margin for the three months ended December 31, 2015, September 30, 2015 and December 31, 2014 have been annualized.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in thousands, except share and book value data)
(Unaudited)

ASSETS	December 31, 2015	December 31, 2014	Increase/ (Decrease)

Cash and due from banks	$10,645	$9,997	6.5%
Interest bearing deposits with financial institutions(1)	103,276	167,138	(38.2)%
Interest bearing time deposits	4,665	4,668	(0.1)%
Investment securities (including stock)	60,419	69,063	(12.5)%
Loans (net of allowances of $12,716 and $13,833, respectively)	849,733	824,197	3.1%
Other real estate owned	650	1,592	(59.2)%
Net deferred tax assets	17,576	5,933	196.2%
Other assets	15,425	17,022	(9.4)%
Total Assets	$1,062,389	$1,099,610	(3.4)%
LIABILITIES AND SHAREHOLDERS’ EQUITY
Non-interest bearing deposits	$249,676	$237,491	5.1%
Interest bearing deposits
Interest checking	51,210	39,123	30.9%
Savings/money market	312,628	278,973	12.1%
Certificates of deposit	280,326	360,722	(22.3)%
Total interest bearing deposits	644,164	678,818	(5.1)%
Total deposits	893,840	916,309	(2.5)%
Other borrowings	10,000	39,500	(74.7)%
Other liabilities	7,106	6,993	1.6%
Junior subordinated debentures	17,527	17,527	—%
Total liabilities	928,473	980,329	(5.3)%
Shareholders’ equity	133,916	119,281	12.3%
Total Liabilities and Shareholders’ Equity	$1,062,389	$1,099,610	(3.4)%
Tangible book value per share	$5.87	$5.47	7.3%
Tangible book value per share, as adjusted(2)	$5.90	$5.50	7.3%
Shares outstanding	$22,820,332	$19,462,561	17.3%
____________________

(1)	Interest bearing deposits held in the Bank’s account maintained at the Federal Reserve Bank.

(2)	Excludes accumulated other comprehensive income/loss, which is included in shareholders’ equity.

CONSOLIDATED AVERAGE BALANCES AND YIELD DATA
(Dollars in thousands)
(Unaudited)

	Three Months Ended
	December 31, 2015			September 30, 2015			December 31, 2014
	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate
Interest earning assets
Short-term investments(1)	$156,682	$112	0.28%	$148,454	$98	0.26%	$156,954	$96	0.24%
Securities available for sale and stock(2)	61,779	389	2.50%	63,702	389	2.42%	69,546	396	2.26%
Loans(3)	834,777	9,357	4.45%	824,596	9,166	4.41%	829,039	9,713	4.65%
Total interest-earning assets	1,053,238	9,858	3.71%	1,036,752	9,653	3.69%	1,055,539	10,205	3.84%
Interest-bearing liabilities:
Interest-bearing checking accounts	$52,575	$23	0.17%	$35,896	$24	0.27%	$38,990	$25	0.25%
Money market and savings accounts	318,143	454	0.57%	300,650	421	0.56%	212,870	228	0.42%
Certificates of deposit	291,620	671	0.91%	308,836	697	0.90%	416,059	985	0.94%
Other borrowings	10,000	25	0.99%	25,870	50	0.77%	39,935	75	0.75%
Junior subordinated debentures	17,527	107	2.42%	17,527	150	3.40%	17,527	211	4.78%
Total interest bearing liabilities	689,865	1,280	0.74%	688,779	1,342	0.77%	725,381	1,524	0.83%
Net interest income		$8,578			$8,311			8,681
Net interest income/spread			2.97%			2.92%			3.01%
Net interest margin			3.23%			3.18%			3.26%

(1)	Short-term investments consist of federal funds sold and interest bearing deposits that we maintain at other financial institutions.

(2)	Stock consists of Federal Home Loan Bank stock and Federal Reserve Bank of San Francisco stock.

(3)	Loans include the average balance of nonaccrual loans.

	Year Ended
	December 31, 2015			December 31, 2014
	Average Balance	Interest Earned/ Paid	Average Yield/ Rate	Average Balance	Interest Earned/ Paid	Average Yield/ Rate
Interest earning assets
Short-term investments(1)	$139,341	$370	0.27%	$134,641	$333	0.25%
Securities available for sale and stock(2)	64,960	1,710	2.63%	71,202	1,613	2.27%
Loans(3)	827,900	36,717	4.43%	799,900	36,344	4.54%
Total interest-earning assets	1,032,201	38,797	3.76%	1,005,743	38,290	3.81%
Interest-bearing liabilities:
Interest-bearing checking accounts	$40,916	$95	0.23%	$36,281	$100	0.28%
Money market and savings accounts	300,088	1,699	0.57%	170,047	585	0.34%
Certificates of deposit	308,529	2,765	0.90%	431,789	4,133	0.96%
Other borrowings	26,164	203	0.78%	52,031	437	0.84%
Junior subordinated debentures	17,527	507	2.89%	17,527	574	3.27%
Total interest bearing liabilities	693,224	5,269	0.76%	707,675	5,829	0.82%
Net interest income		$33,528			$32,461
Net interest income/spread			3.00%			2.99%
Net interest margin			3.25%			3.23%

(1)	Short-term investments consist of federal funds sold and interest bearing deposits that we maintain at other financial institutions.

(2)	Stock consists of Federal Home Loan Bank stock and Federal Reserve Bank of San Francisco stock.

(3)	Loans include the average balance of nonaccrual loans.

EXPLANATION OF NET INCOME (LOSS) PER SHARE AND
DILUTED NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS PER SHARE CALCULATIONS

	Three Months Ended
	December 31, 2015	September 30, 2015	December 31, 2014
Net income	$12,066	$321	$287
Diluted weighted average common stock and common stock equivalents	22,973	19,824	19,439
Net income per share	$0.53	$0.02	$0.01

Accumulated undeclared dividends on preferred stock	—	—	(251)
Dividends on preferred stock	—	(309)	—
Inducement for conversion of the preferred stock	—	(512)	—
Total adjustments for diluted net income (loss) available to common shareholders	—	(821)	(251)
Diluted weighted average common stock and common stock equivalents	22,973	19,824	19,439
Diluted net income (loss) attributable to preferred stock per share	$—	$(0.05)	$(0.01)

Diluted net income (loss) available to common shareholders per share	$0.53	$(0.03)	$—